MONEY LINE CAPITAL, INC.

EXECUTIVE EMPLOYEE AGREEMENT

This Executive Employment Agreement (**"Agreement"**) is made and effective this July 25, 2011 by and between M Line Holdings, inc. a Nevada Corporation (**"The Company"**) and Barton Webb (**"Executive"**).

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

"The Company" hereby agrees to initially employ Barton Webb, "Executive" as its **President of Eran Engineering, Inc. ("Eran")** and Executive hereby accepts such employment in accordance with the terms of this Agreement and exhibit A attached and the terms of employment applicable to regular employees of the Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, this Agreement shall be the controlling document. Election or appointment of Executive to another office or position, shall not be a breach of this Agreement.

2. Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and in exhibit "A" attached and such other duties and projects as may be assigned by a superior officer, or the board of directors. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Company.

3. Compensation.

Executive will be paid compensation during this Agreement per the terms described in Exhibit A attached.

In addition, executive will be reimbursed all reasonable expenses incurred by executive on behalf of the company. In addition, the company will pay all fees for membership in professional associations, as indicated by executive and approved by the CEO or General Manager.

4. Benefits.

A. Holidays. Executive will be entitled to at least 3 weeks paid holidays each calendar year including Personal days. The Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Additional personal days or emergency leave shall be unpaid and shall be granted at the discretion of the Board of Directors.

B. Medical and Group Life Insurance. The Company agrees to include Executive only in the group medical and hospital plan of the Company, which will be a PPO plan, and provide group life insurance for Executive only at no charge, in the coverage amount of $15,000.00, (Fifteen Thousand Only) during this Agreement. Family members may be included in group medical and hospital plan at normal family rates. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

Executive has the option to opt out of the company plan and have his own medical plan, which cost after review and acceptance by the Board of Directors will be reimbursed to executive by company.

C. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan if adopted by the Company for the benefit of its officers and/or regular employees.

D. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. The Company will pay Executive expenses related to his automobile, such as gas and repair bills. However the automobile chosen by and used by the executive must be approved by the Board of Directors. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the Board of Directors to substantiate such expenses. Reimbursement for reasonable expenses incurred in the performance of the Executives' duties are subject to the approval of the Company.

E. Stock Options. Executive is entitled to participate in the company's stock option plan as soon as it is implemented by the company.

5. Trade Secrets and Proprietary Rights.

Executive shall not at any time or in any manner, even if this agreement has been terminated, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other entity in any manner whatsoever any information concerning any matters affecting or relating to the business of the Company, or Eran including without limitation, any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of the Company, its manner of operation, its plans, processes, or other data, including confidential information, irrespective of whether any or all of the above-stated matters will be deemed confidential, material, or important by others. The Company and Executive specifically and expressly stipulate that as between them, such matters are important, material, and confidential and gravely affect the effective and successful conduct of the business of the Company, and the Company's good will, and that any breach of the terms of this section shall be a material breach of this agreement.

6. Term and Termination.

A. The initial term of this Agreement shall commence on July 25, 2011, and it shall continue in effect for a period of <u>two years</u> (24 calendar months). Thereafter, the Agreement may be renewed upon the mutual agreement of Executive and the Company. The Company and Executive also agree that either party may terminate this Agreement upon ninety (90) days written notice to the other party any time after the first year.

B. In the event that Executive is in breach of any material obligation owed the Company or Eran in this Agreement, neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then the Company may terminate this Agreement immediately.

In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments, stock options or other compensation, prorated or otherwise.

C. In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall be automatically terminated and the Company shall have no further obligations under this Agreement.

D. All of the terms of article 5 of this agreement shall remain in full force and effect for the period of *two (2)* years after the termination of this Agreement or Executive's employment for any reason, and during such time period.

7. Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

To Company:

M Line Holdings, Inc.

2672 Dow Avenue

Tustin, CA 92680

To Executive:

Bart Webb

437 N. Summit Ave,

Pasadena, CA 91103

8. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified by an amendment in writing that is duly executed by both parties.

9. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the state of California; venue for any legal action shall be the Courts of Orange County.

10. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11. No Assignment

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of the Company, which may be withheld by the Company at the Company's sole and absolute discretion. Any such attempted assignment shall be null and void.

12. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

13. Agreement Equally Drafted

The parties acknowledge that this Agreement was jointly drafted, and that each party hereto has had an opportunity to consult with the legal counsel of his choice.

Executed In: California, County of Orange, City of Tustin.

M Line Holdings, Inc.

By: ANTHONY ANISH   Dated 7/21/11

Accepted By: Barton Webb

By: Dated 7/21/11

Exhibit A

The terms of our offer are listed below:

1/. Starting salary	$180,000 per annum
2/. Start Date	July 25, 2011
3/. Signing Bonus	100,000 shares of M Line Holdings, Inc.
4/. Bonuses	a/. When revenue has reached $550,000 per month average for a minimum of 3 months, you will receive a bonus of 100,000 shares b/. When revenue has reached $700,000 per month average for a minimum of 3 consecutive months, you will receive a bonus of an additional 100,000 shares c/. When revenue has reached $850,000 per month average for a minimum of 3 consecutive months, you will receive a bonus of an additional 150,000 shares d/. When EBITDA has reached a $1,000,000 per annum run rate average for a minimum of 3 consecutive months, you will receive a salary increase of $12,000 per annum e/. When EBITDA has reached a $1,500,000 per annum run rate average for a minimum of 3 consecutive months, you will receive a salary increase of an additional $12,000 per annum f/. When EBITDA has reached a $2,000,000 per annum run rate average for a minimum of 3 consecutive months, you will receive a salary increase of $24,000 per annum plus 100,000 additional shares.

5/. The above bonus program is based on the business of Eran with necessary equipment or employee additions or changes. In the event that we acquire another machine tool shop or related business the bonus program would be discussed and updated to reflect the revenue and profit of the new business.

We anticipate your duties at Eran to include but not limited to the following:

1- Plans that reflect sales, cost of sales, fixed and variable expenses, growth and profitability.

2- Provide overall leadership, vision and direction of the business to optimize revenue and growth.

3- Develop operating plans and budgets.

4- Identify competition, key business risks and opportunities with proven decision making competence

5- Strong P/L orientation, with a "take charge" ability, but tempered with diplomacy.

6- Capability for multi-tasking but with the flexibility of adapting to a fast paced entrepreneurial environment.

7 - Oversee the marketing and sales departments to maximize revenue and evaluate potential new products and markets.

8- Planned forecast:

A - Sales to Actual
B - Cost to Actual
C - Profitability to Actual